Sub-Item 77C:  Matters Submitted to a Vote of Security Holders

Special meeting of shareholders held on December 10, 2009

The Fund held a special meeting of shareholders (the “Meeting”) on December 10, 2009 to vote on the following matters:

(1)	To elect three directors to serve until the annual meeting of shareholders in 2010 and until their successors are elected and qualify or until they resign or are otherwise removed;
(2)	To approve a new investment advisory agreement between the Fund and Brooklyn Capital Management, LLC;
(3)	To approve the replacement of the Fund’s fundamental investment objective with a non-fundamental investment objective of providing total return;
(4)	To eliminate the Fund’s fundamental investment policy to invest as least 80% of its net assets in insured municipal obligations;
(5)	To ratify the selection of Tait, Weller and Baker, LLP as the Fund’s independent registered public accounting firm for the fiscal year ending December 31, 2009; and
(6)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Quorum

The presence, in person or by proxy, of shareholders entitled to cast a majority of the votes entitled to be cast at the Meeting (i.e., the presence of a majority of the shares outstanding on the record date of October 30, 2009) was necessary to constitute a quorum for the transaction of business.  At the Meeting, the holders of approximately 95.51% of the common stock outstanding as of the record date were represented in person or by proxy (19,702,861 votes), thus constituting a quorum for the matters to be voted upon by all shareholders at the Meeting.

The actual voting results for the agenda items were as follows:

Proposal to elect three (3) directors (James Chadwick, Ben H. Harris and Charles C. Walden), as described in the proxy statement:

FOR	% of Quorum	% of O/S	AGAINST	% of Quorum	% of O/S	ABSTAIN	% of Quorum	% of O/S

18,413,588	93.46%	89.26%	0	0.00%	0.00%	1,289,273	6.54%	6.25%

The Board currently consists of Andrew Dakos, Phillip Goldstein, Gerald Hellerman, James Chadwick, Ben H. Harris and Charles C. Walden.

Proposal to approve a new investment advisory agreement, as described in the proxy statement:

FOR	% of Quorum	% of O/S	AGAINST	% of Quorum	% of O/S	ABSTAIN	% of Quorum	% of O/S
10,626,227	90.73%	51.51%	919,292	7.85%	4.46%	166,026	1.42%	0.80%

Proposal to approve the replacement of the Fund’s fundamental investment objective, as described in the proxy statement:

FOR	% of Quorum	% of O/S	AGAINST	% of Quorum	% of O/S	ABSTAIN	% of Quorum	% of O/S
10,570,958	90.26%	51.24%	1,031,051	8.80%	5.00%	109,535	0.94%	0.53%

Proposal to eliminate the Fund’s fundamental investment policy, as described in the proxy statement:

FOR	% of Quorum	% of O/S	AGAINST	% of Quorum	% of O/S	ABSTAIN	% of Quorum	% of O/S
10,566,576	90.22%	51.22%	1,072,240	9.16%	5.20%	72,728	0.62%	0.35%

Proposal to ratify the selection of Tait, Weller & Baker LLP, as described in the proxy statement:

FOR	% of Quorum	% of O/S	AGAINST	% of Quorum	% of O/S	ABSTAIN	% of Quorum	% of O/S
18,320,148	92.98%	88.81%	1,166,946	5.92%	5.66%	215,767	1.10%	1.05%

*O/S = outstanding shares